Exhibit 10.1

May 17, 2005

Mr. Perry Nolen
Xybernaut Corp.	PERSONAL AND CONFIDENTIAL
12501 Fair Lakes Circle
Suite 550
Fairfax, VA 22033

Perry:

     This is a short note to document our telephone conversation of today regarding arrangements for Xybernaut compensation to our firm for our services.

1. As we discussed, Xybernaut had in the past paid our firm $30,000 per month for our IP services, which our firm provided exclusively for Xybernaut Corp; we had no other clients.

     We have agreed today to reduce this payment to $20,000 per month, with Xybernaut agreeing that our firm can take on other clients. As I noted to you, with the work load our office has and will continue to have for Xybernaut, the possibility of taking on other major client work is low; however, we must keep that option open. Saying this, you have our guarantee that the level of work effort that we will put in for Xybernaut will not be reduced but will be maintained at the same level as present.

2. Xybernaut presently owes our firm $34,124.39 for past services and disbursements. Today we agreed to reduce this past-due amount to $25,000 plus $4,124.39 for disbursements for a total amount due us of $29,124.39. We agreed that this would settle our past-due account.

     Perry, I believe the above is a fair arrangement and thank you for your understanding and assistance; we want to help Xybernaut and will work very hard, as we have in the past, to preserve Xybernaut’s IP portfolio.

Regards,

JAMES J. RALABATE

JJR/sk